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[KEY ENERGY SERVICES, INC. Letterhead]
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NEWS RELEASE

FOR IMMEDIATE RELEASE:                                         CONTACT: JIM DEAN
THURSDAY, APRIL 8, 1999                                           (732) 247-4822

                   KEY ENERGY ANNOUNCES RECAPITALIZATION PLAN
                           AND REVISED LOAN COVENANTS

EAST BRUNSWICK, N.J., Apr. 8, 1999 - Key Energy Services, Inc. (NYSE: KEG) announced today that it has initiated a recapitalization plan which, when completed, will significantly reduce debt, increase shareholder equity and provide additional working capital. In response to recent depressed industry conditions, the company's senior lending group has approved a new covenant package which provides additional financial flexibility, even if such depressed industry conditions were to continue.



In connection with the recapitalization plan, the company intends to commence an underwritten offering of $150 million of common stock. Two institutional investors have agreed, subject to documentation, to purchase up to $60 million of common stock in the offering. The net proceeds of the offering will be used to repay outstanding senior indebtedness and provide additional working capital. The company expects to commence the offering within the next two weeks.



During the quarter ended March 31, 1999 with oil prices at depressed levels, particularly in late January through February, oil and gas drilling and service activity hit all time lows in many of the company's markets. During the month of March and thus far in April, the company has experienced a material increase in utilization of drilling and service rigs from those levels experienced in February as many of the company's customers are increasing maintenance and lower-end workover activity.



In response to depressed market conditions in late January and February, the company initiated additional cost cuts and consolidation steps, which included yard closures and reductions in divisional and corporate overhead expenses, that are expected to reduce the company's cost structure by $5 million annually. These savings are in addition to the $20 million of cost savings that are expected to result from the company's recently completed restructuring program.



In addition to the cost reduction initiatives, Kenneth V. Huseman, the company's Chief Operating Officer, will leave the company. Mr. Huseman served in this capacity for over two and one-half years and was instrumental in the company's acquisition and integration program. The company continues to operate within a low-cost, decentralized management structure with the divisional management reporting directly Francis D. John, the company's Chairman, President and Chief Executive Officer.



Based on preliminary and unreviewed interim financial data, the company expects that the net loss per diluted share for the March quarter, excluding nonrecurring and extraordinary pretax charges of between approximately $15 million and $16 million, will be between $1.15 and $1.20. Revenues are expected to be approximately $105 million, compared to $143.6 million in the previous quarter, a 27% decrease. Actual results are expected to be announced within the next few weeks.
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Mr. John stated, "We believe the worst market conditions are behind us and that customer activity will continue to increase over the next several quarters. From the third week of January through February, oil and gas producers dramatically reduced expenditures in all areas of drilling and well service activity. Revenues and utilization hit bottom in February. The month of March showed approximately a 10% increase in total rig hours over the levels experienced in February. We expect April and the balance of the quarter ending June 30, 1999 to show substantial improvement in operating results as compared to the March quarter."



Mr. John added, "Currently, the company has approximately $35 million in cash and revolver availability. We are very pleased and optimistic that with a successful recapitalization, the company will be well positioned to expand and respond to improving market conditions. We have aggressively and continuously implemented steps to reduce costs. Nevertheless, even with the recent increases in oil and gas prices, it may take several quarters to as long as 18 months for our customers' expenditures to rebound from the depressed market of the past 15 months."



Mr. John concluded, "We appreciate the vote of confidence we have received from our senior bank group that has worked effectively with the company to amend the bank loan covenants."



Key Energy is the world's largest rig-based well servicing firm, owning approximately 1,420 well service rigs, 1,130 oilfield trucks and 75 drilling rigs. The company provides diversified energy operations including well servicing, contract drilling and other oilfield services and oil and natural gas production. The company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina and Canada.



Certain comments contained in this news release concerning the business outlook and anticipated financial results of the company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Whenever possible, the company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated. The company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.



Securities offered in connection with the recapitalization plan will be made only by means of a prospectus.


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